Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DITO, INC.", CHANGING ITS NAME FROM "DITO, INC." TO "GAMING TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF DECEMBER, A.D. 2020, AT 1:12 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7527556 8100
SR# 20208714920

Authentication: 202218100
Date: 01-05-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:12 PM 12/21/2020
FILED 01:12 PM 12/21/2020
SR 20208714920 - File Number 7527556

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION DITO, INC.

Dito, Inc. (the "***Corporation***"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "***DGCL***"), does hereby certify:

1. This Certificate of Amendment (the "***Certificate of Amendment***") amends the provisions of the Company's Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 23, 2019 (the "***Certificate of Incorporation***").

2. The First Article of the Certificate of Incorporation is hereby amended and restated in its entirety, as follows:

    1. Name. The name of the corporation is Gaming Technologies, Inc.

3. This amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this 21 day of December, 2020.

DITO, INC.

By: ______________________________
Jason Drummond, President and CEO